EXHIBIT 23.1

CONSENT OF AGP MINING CONSULTANTS INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled "Yerington Copper Project S-K 1300 Initial Assessment" dated March 21, 2025 and current as of December 31, 2024 (the "Technical Report") that we prepared, included or incorporated by reference in:

i) This Current Report on Form 8-K (the "8-K") of Lion Copper and Gold Corp. (the "Company") being filed with the U.S. Securities and Exchange Commission; and

ii) The Company's Form S-8 Registration Statement (File No. 333-284326), and any amendments or supplements thereto.

We further consent to the filing of the Technical Report as Exhibit 96.1 to the Form 8-K.

Date: March 26th, 2025

By: AGP Mining Consultants Inc.

/s/ Gordon Burowski___
Name: Gordon Burowski
Title:  Principal Mine Engineer